Exhibit 99.6

Consent of Director Nominee

I hereby consent to being named in the Registration Statement on Form S-4 and in the accompanying Joint Proxy Statement/Prospectus forming a part thereof filed by PXRE Group Ltd. and any amendments thereto, as a person who will become a director of Argo Group International Holdings, Ltd. effective upon the closing of the merger described in such Joint Proxy Statement/Prospectus.

/s/  Gary V. Woods
Name: Gary V. Woods

Dated: April 27, 2007